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EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Matt Maddox 702-699-5269

PARK PLACE ENTERTAINMENT ANNOUNCES PRICING
OF $350 MILLION SENIOR SUBORDINATED NOTE ISSUE.

    LAS VEGAS, May 7, 2001—Park Place Entertainment Corporation (NYSE: PPE) today announced the pricing of a Rule 144A private placement of $350 million senior subordinated notes with a 10 year maturity yielding 8.25%. The Company intends to use the proceeds to pay down its credit facility. The closing is expected to be on May 14, 2001.

    The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This notice is issued pursuant to Rule 135(c) of the Securities Act of 1933.

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EXHIBIT 99.1